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Operator:
Thank you for standing by. Welcome to the Dycom results conference call. Later we will conduct a question-and-answer session. Instructions will be given at that time. As a reminder, this conference is being recorded. I would now like to turn the conference over to Mr. Steven Nielsen. Please go ahead.
Steven Nielsen:
Thank you, Mary. Good morning, everyone. I would like to thank you for attending our second quarter fiscal 2008 Dycom results conference call. With me, we have in attendance, Tim Estes, our Chief Operating Officer, Richard Dunn, our Chief Financial Officer and Rick Vilsoet, our General Counsel. Now, I will turn the call over to Rick Vilsoet. Rick?
Rick Vilsoet:
Thank you, Steve. Statements made in the course of this conference call that state the Company’s and management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements, is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K for the year ended July 28, 2007, and the Company’s quarterly report on Form 10-Q for the quarter ended October 27, 2007. The Company does not undertake to update forward-looking information. Additionally during this call, there will be references to certain non-GAAP financial information. This information has been reconciled to information prepared in accordance with generally accepted accounting principles in the Company’s press release which has been posted on the Company’s web site at www.dycomind.com, under the heading “Corporate”, and subheading “Corporate News”. Steve?
Steven Nielsen:
Thanks, Rick. Yesterday, we issued a press release, announcing our second quarter 2008 results. As you review this release, it is important to note the following. First, during the second quarter of fiscal 2007, one of our subsidiaries ceased operations, and accordingly we have reported those results as discontinued.
Secondly, during the second quarter of fiscal 2008, we incurred a pretax charge of $7.6 million, relating to the pending settlement of wage-and-hour litigation against three of our subsidiaries. For clarity and to enable comparability between both periods, our comments will be limited to results from continuing operations excluding this pretax charge.
Now, for the quarter ending January 26, 2008, total contract revenues were $284.8 million, versus $258.3 million in the year ago period, an increase of 10%. Income from continuing operations was $1.4 million, versus $5.6 million, a decrease of 74%. While fully diluted earnings per share were $0.04 versus $0.14, a decrease of 71%. Backlog at the end of the second quarter was $1.47 billion, versus $1.19 billion at the end of the first quarter of 2008, an increase of $278 million. Of this backlog, approximately $842.9 million is expected to be completed in the next 12 months.
For the second quarter, our results were in line with our revised EPS expectations, markedly below our original expectations for the quarter and down 71% year-over-year. This performance was disappointing. As discussed on our February 12th call, our second quarter results were impacted by several factors. During the month of January, spending by a broad range of customers declined significantly as a result of the delayed approval of calendar 2008 budgets by certain customers, the pace with which approved budgets were executed during January, overall volumes of available work, and in certain instances customer-specific delays. Customer spending declines were not the consequence of any noteworthy customer project cancellations, and in fact, the quarter was marked by a number of notable contract extensions and one new master contract award.
In spite of weak revenues during the month of January, organic revenue growth for the quarter as a whole was 8.9% after adjusting for revenues from businesses acquired during fiscal 2007. Gross margin decreased 546 basis points from the prior year, including 267 basis points resulting from the pending settlement of wage-and-hour litigation against three of our subsidiaries. This decline was due to the pace of January’s unexpected reduction in customer spending which made it difficult to adjust direct labor and other costs meaningfully prior to the end of the quarter. This was compounded by winter weather which was more difficult than in the year ago period. While customer spending on new technology initiatives remain solid, routine spending on existing networks was diminished, in part due to a decline in housing-related activities, and in part to a softening in overall economic activity which drives the pace of outside plant improvements. Installation work for some cable operations was also somewhat diminished, as overall activity declined due in part to a slowing in household formation.
General and administrative expenses declined 45 basis points from the prior year, primarily due to a reduction in stock-based compensation expense, triggered by the financial performance criteria of our restricted stock awards, as well as a reduction in cash incentive plan accruals.
Cash flow from operations was robust in the quarter at $45.2 million. Net debt declined sequentially $24 million in the quarter and down year-over-year in excess of $35 million. Day sales outstanding were down sequentially to 66 days, and capital expenditures net of disposals totaled $20 million as we executed upon our normal replacement cycle as well as the procurement of equipment for a new master contract. Head count at the end of the quarter was 10,835, reflecting a seasonal decrease and cost reductions at the end of the quarter.
During the quarter, we experienced the effects of a slowing overall economy which were particularly pronounced during the month of January. Revenue from AT&T was slightly down sequentially, but increased $5 million year-over-year or 9.8%. AT&T was our largest customer at $57 million or 20% of total revenue.
For Verizon, we performed work for its Fiber to the Premises initiative in the states of Massachusetts, Rhode Island, New York, Maryland, Virginia and Florida. Revenue from Verizon was $48.2 million during the quarter, up from $46.7 million in the year ago quarter or 3.1%. At 16.9% of revenue, Verizon was our second largest customer.
Revenue from Comcast was $33.2 million; Comcast was Dycom’s third largest customer for the quarter at 11.7% of revenue. After adjusting for acquired revenue, Comcast grew 5.8% year-over-year.
Time Warner was our fourth largest customer with revenues of $26.4 million or 9.3% of total revenue, reflecting increased upgrade activity and steady installation volumes.
And finally, with Embarq we experienced a sequential decline in revenues to $17.6 million, Embarq was our fifth largest customer. All together, our top five customers represented 64.1% of revenue.
During the quarter, we continue to book new work and renew existing work. Most notably, we extended our Verizon Fiber to the Premise and MDU engineering and construction projects for two years. Additionally, we received extensions to our Birmingham, Alabama master services agreement, and our Atlanta and west Georgia locates contracts from AT&T. We also received from Windstream, a three-year extension to our existing master services agreement in Kentucky, as well as a new three-year contract for the portion of Windstream’s Kentucky territory we had previously not served. For Time Warner, we were awarded network upgrade projects in North Carolina, and from Wave Communications, a network upgrade in Oregon.

Throughout a difficult quarter, Dycom continued to demonstrate strengths which merit noting. First and foremost, we maintained solid customer relationships throughout our markets. Backlog growth was strong and several significant contract extensions and awards were secured at attractive pricing. Secondly, the strength of those relationships and the value we can generate for our customers has allowed us to be at the forefront of evolving industry opportunities. The drivers of these opportunities are as strong as ever.
The nation’s leading two RBOCs continue to deploy fiber deeper into their networks and these deployments will drive broad industry developments for the next several years. A vast rewiring of the nation’s telecommunications infrastructure, in order to dramatically expand the provisioning of bandwidth and the delivery of new service offerings, is now firmly and irreversibly underway. Additionally, we are encouraged with our continued success in expanding our technical and upgrade services for cable operators and expect a continued acceleration in consumer demand for high-definition video, promises to reinforce the cycle as network capacity may become constrained. And finally, we have maintained our financial strength, generating solid cash flows from operations, repaying all outstanding cash balances under our credit facility, and closing the quarter with significant liquidity. As our industry continues to evolve, we firmly believe Dycom’s fundamental strength will allow us to remain one of the best positioned firms in our industry, able to exploit profitable growth opportunities.
After weighing all of the factors we have discussed today, as well as our current expectations, we have updated our forecast as follows. For the third quarter of fiscal 2008, we anticipate earnings per share of $0.08 to $0.13 on revenues of $270 million to $295 million. This outlook anticipates slow to no growth in the U.S. economy, seasonally normal weather, improved operating performance particularly in the latter part of the quarter, sequential G&A expenses which increase modestly as a percentage of revenues excluding non-cash compensation, an increase in other income of approximately $1.5 million from our second quarter as we anticipate a seasonal increase in the number of assets which will be sold in the third quarter, increased levels of depreciation during the third quarter versus the second quarter as a result of our recent purchases of capital assets, and non-cash compensation expense of approximately $1.2 million on a pretax basis during the quarter, up slightly from the second quarter. While acknowledging disappointment with our recent performance, we remain confident in our strategies, the health of our customers, the prospects for our Company, and most importantly, the capabilities of our able employees. Now, I will turn the call over to Dick Dunn, our CFO. Dick?
Dick Dunn:
Thanks, Steve. Before I begin my review of the second quarter results, I would like to remind everyone that during the quarter we have taken a pretax charge of $7.6 million, related to the pending settlement of wage-and-hour litigation against three of our subsidiaries. On an after-tax basis, this results in a charge of $4.6 million or $0.11 per share for the quarter and the six-month period. For the purposes of my financial review, all references unless otherwise indicated will exclude the impact of this charge. Additionally during the second quarter of the prior fiscal year, we discontinued the operations of one of our subsidiaries, Apex Digital. The after-tax results of the discontinued operations have been excluded from income from continuing operations, and have been included as a separate line on the face of the income statement for all periods presented. For the purposes of my financial review, all references unless otherwise indicated will relate to the results from continuing operations, excluding the impact of discontinued operations.
Now beginning with the income statement, contract revenues for the current quarter were $284.8 million, up 10.2% from last year’s Q2 of $258.3 million. Excluding revenue from subsidiaries acquired during or subsequent to Q2 of fiscal year 2007, revenue for the current quarter would have been $281.2 million, versus the prior year $258.3 million. Excluding the impact of acquisitions, revenues grew organically by 8.9%. Contract revenues for the six-month period ended January 26, increased 16.2% to $614.4 million, versus fiscal year 2007’s revenue of $528.8 million. Excluding revenues from subsidiaries acquired during or subsequent to Q2 of fiscal year 2007, revenues for the current quarter would have been $561.3 million, versus the prior year’s $498.2 million, representing an increase of 12.7%.
For the quarter, the top five customers accounted for 64.1% of contract revenues, versus 64.6% for the prior year’s second quarter. For the six months ended January 26, sales for the top five customers as a percent of the total were 63.9%, versus 61.8% for the prior year. The top five customers and their respective percentages for Q2 of fiscal year 2008 and 2007 are as follows. Beginning with Q2 of fiscal year 2008, AT&T at 20.1%, Verizon 16.9%, Comcast 11.7%, Time Warner 9.3% and Embarq at 6.2%. Now turning to Q2 of ‘07, AT&T at 20.1%, Verizon 18.1%, Comcast 11.2%, Time Warner 8.4%, and Embarq 6.7%.
Income from continuing operations for the second quarter was $1.5 million, versus $5.6 million in fiscal year 2007. Income from continuing operations for the six months ended January 26 was $16.7 million, versus last year’s $15.2 million. Fully diluted earnings for the quarter were $0.04 per share, versus $0.14 per share in the prior year second quarter. Fully diluted EPS for the six-month period ended January 26 was $0.41 per share, versus last year’s $0.37 per share.
Operating margins, including the $7.6 million wage-and-hour charge, was negative 83 basis points for the second quarter versus last year’s 4.64%. This decrease was due to a 546 basis point increase in cost of earned revenue which includes 267 basis point for the wage-and-hour charge, and a 46 basis-point increase in depreciation and amortization, partially offset by a 45 basis-point decrease in general and administrative costs. General and administrative costs for the quarter included a charge of $1.0 million for stock-based compensation expense, versus a charge of $1.6 million for the prior year’s quarter.
Operating margins, including the $7.6 million wage-and-hour charge for the six-month period ended January 26 decreased 183 basis points, coming in at 3.96%, versus last year’s 5.79%. This decrease was due to 184 basis-point increase in cost of earned revenues which included 124 basis-point increase for wage-and-hour charge, and a 33 basis-point increase in depreciation and amortization, partially offset by a 35 basis-point decrease in general and administrative costs. General and administrative costs for the six-month period include a charge of $3.2 million for stock-based compensation expense, versus a charge of $3.3 million during the prior year’s period.
The effective tax rate for the quarter and six-month period, including the impact of the wage-and-hour charge, was 37% and 39.3% respectively, versus 39.9% and 39.6% for the prior year’s three and six-month period.
Interest expense for the quarter and six-month period of $3.6 million and $7.1 million respectively, versus $4.0 million for the prior year’s quarter and $7.7 million for the prior year’s six-month period. Interest income for the current quarter and six-month periods was $171,000 and $381,000 respectively, versus $234,000 for the prior year’s quarter and $627,000 for the prior year’s six-month period.
For the quarter, our cash flow from operating activities was $45.2 million. The primary components of this cash flow were depreciation and amortization of $16.9 million, and reductions of working capital and other items that were approximately $31.5 million, partially offset by a net loss of $3.2 million. Investing activities, consisting of net capital expenditures, results in the use of $19.9 million. Financing activities for the quarter required the use of $17.2 million in cash. The primary components of this amount were net borrowing paydowns of $15.9 million.
Debt, net of cash, at the end of the quarter was $127.7 million, a decrease of $23.9 million from the prior quarters balance of $151.6 million. This decrease was attributable to operating cash flow generated during the quarter. During the current quarter, net receivables decreased $28.3 million to $128.8 million, resulting in a DSO of 41.2 days. This figure represents a decrease of 2.2 days from the last quarter’s DSO of 43.4 days. Net unbilled revenue balances decreased in the quarter from $96.2 million to $78 million, resulting in the DSO of 24.9 days, a decline of 1.6 days from last quarter’s figure of 26.5 days. On a cumulative basis, the combined DSO for our trade receivables and net unbilled revenues decreased from 69.9 days to 66.1 days, a decrease of 3.8 days. During the current quarter, revenue from multi year master service agreements represented 69.8% of contract revenue, versus 74.7% for Q2 of the prior year. Revenue from long-term contracts and multi year master service agreements represented 85.7% of contract revenues, versus 89.1% for Q2 of the prior fiscal year.
Steven Nielsen: Thanks, Dick. Now Mary, we’ll open the call for questions.

Operator:
Our first question is from the line of John Rogers from D.A. Davidson. Please go ahead.
John Rogers:
Hi. Good morning.
Steven Nielsen:
Good morning, John.
John Rogers:
I’m sorry if you said all of these numbers. I was just trying to get them as quick as I could but total backlog at the end of the quarter?
Steven Nielsen:
Yes, it was, John, it was $1.47 billion which was up about $278 million from the October quarter.
John Rogers:
Okay. And did you also give us — again, if you did this, I can get it later, but the breakdown between telecom and utility line locating?
Dick Dunn:
I have it, John. I will give you that now. The telecom installation was 45.2%, cable TV 30.5%, utility relocating 17.2%, and electrical and other activities 7.1%.
John Rogers:
Okay. And did all of those — I guess, I will do the calculation, but were all those — what was the growth rate for those year-over-year? I guess I’m just trying to understand the slowing that you saw, Steve. I mean you’ve talked about showing up after the 1st of January, and I’m just trying to understand which end markets we’re seeing it in. Because the other thing is that you said 12.7% organic growth and —
Steven Nielsen:
No, John, it was 8.9%. Maybe I can help you a little bit.
John Rogers:
Yes, please. Thank you.
Steven Nielsen:
Given it directionally, because we are not going to start a habit of talking about individual monthly results, but this —
John Rogers:
I mean this was so dramatic.
Steven Nielsen:
If we think about November’s organic growth rate as solid double digits, December as solid single digits, and as January is slightly negative, low single digits. That’s how we got the 8.9%. So it was a pretty significant downturn in January. And we think about it in a couple ways, John, and you can calculate this yourself, kind of between our top five customers and all other. I think probably we had some obviously, some softness with the top customers. But even the all other customers essentially were break-even organic growth. And that’s a list of customers that’s in the hundreds, so lots of smaller customers. It just was noticeably softer in January.
John Rogers:
And I know that you aren’t looking for a big recovery in terms of revenue growth in this next quarter, but what gives you the confidence that we will see that market coming back?

Steven Nielsen:
Well, I mean the guidance —
John Rogers:
Without recovery in housing or the general economy?
Steven Nielsen:
I think the guidance that we have given, John, at the top end that says that essentially on an organic basis, that we are flat or down slightly, and at the low end that we still see some softening. And you know we’re only four weeks into the quarter. This is a quarter, as I said in my remarks, where April which in our accounting calendar is a five-week month is where the opportunity is, but just because of seasonal factors. So we’re giving you the best guidance that we can, and we’re talking to our folks daily, but this is a quarter that is just naturally back-end loaded due to the weather.
John Rogers:
I understand that. I’m not asking so much about the quarter, but really out beyond the current quarter and the next year or so.
Steven Nielsen:
What we said in our remarks and what we still see, the new initiatives, the things that Verizon is doing with ViOS. I think they spoke at a conference yesterday that their confidence and conviction has not diminished. We didn’t have any contract cancellations in the quarter, John. Where we have been through soft spots before, they were usually accompanied by contract cancellations or large projects. Here, we are just really talking about a pacing. And we think that we have experienced the brunt of that pacing slowdown, based on what we see today. Verizon, once again just looked at the comments this morning, they are confident that ViOS is moving forward. I’m sure AT&T will be saying the same thing from what we see. We’re seeing a normal, seasonal impact to the business is what we are forecasting. It’s just difficult, given the overall economic climate. People are more prone to change their minds, particularly on routine expenditures in the current climate than they were last year. It’s really a question of the growth programs continuing to be solid. We actually expect certain service territories that we don’t generally work in the winter, experiencing some pretty good growth this year at Verizon, as the construction season opens up. But it is an uncertain time just from an economic perspective.
John Rogers:
And you are confident that you are not losing market share?
Steven Nielsen:
We talked about — we added a contract, John, in the quarter that was meaningful. With Verizon’s renewals, we lost no service territories whatsoever. We are happy with the outcome of that. We have other notable contract extensions. We are working on others. Kind of hard to go from solid double-digit organic growth in November, and have it be down in January, and have it be market share. I mean, it just doesn’t move around like that. We will look at the softness as an opportunity in the smart way to grow market share, not to lose it.
John Rogers:
Okay. Thank you.
Operator:
Your next question is from the line of Jack Kasprzak from BB&T Capital Markets. Please go ahead.
Jack Kasprzak:
Thanks. Good morning, Steve.
Steven Nielsen:
Hey, Jack.

Jack Kasprzak:
Back to your comments about the customer spending, and maybe it’s a pace issue, but they’re still spending on new technology. If I understand it right however -— understand the situation correctly, is that really the issue though? At the margin, it seems like -— like you said in your remarks, it is maintenance spending. So in order to gauge on — get a gauge on when this situation -— on whether the situation might become a little better, the backdrop more robust, are we really left to our own forecasts of the economy?
Steven Nielsen:
Well, I think Jack that in part, that’s true, because that’s the driver to the maintenance side. I think that we forecast some recovery in gross margin in this quarter. Part of that is seasonal. Part of that is just a little more revenue stability. And I think the other thing is that when we — when we go through a downshifting, from solid double-digit organic growth to slightly negative, we will work through the resources that we don’t need in the field. And then, we’ll reassess our overhead. But it isn’t — you can’t just accomplish that over a couple of days. We’ve got people working hard on that to make sure they are right-sized for the current environment. I think the other thing that will hopefully stabilize is on a year-over-year basis, margin was impacted about 90 basis points on fuel costs, and sequentially from the October quarter, about 40 basis points. And to the extent that fuel prices stabilize, that headwind will diminish as we go into the April quarter and beyond.
Jack Kasprzak:
Okay. And on the subject of right-sizing cost structure, do you anticipate doing anything permanent in terms of — Is the situation such that you might have to close some territories or facilities permanently? Is that kind of thing on the table?
Steven Nielsen:
Well Jack, the way we have always looked at it and where we’ve managed these softspots before, and it’s a little different here because once again, we don’t have contract cancellations. So we are not talking about lost work opportunities. We are just talking about less work currently available in our existing contract footprint. So that’s first to note. Second to note is managing our cost structure is part of being in the labor services business. Historically, the Company has not taken restructuring charges, if that’s what’s behind your question.
Jack Kasprzak:
Right. Based on your experience, just going back over a long period of time, has it been the case in the past that when work has been very good in November and December, it may not be that unusual to see a slowdown at the start of the next year? Or can we not draw any parallels from the current situation with history?
Steven Nielsen:
I think Jack, what I would tell you is there’s always certain fluctuations from customer to customer that can happen. It’s not unusual to have a customer withdrawn budget dollars left in one calendar year, and start somewhat weaker the next year, particularly when you have poor weather. But when you have a broad array of customers that are responding similarly, generally that’s associated with people just trying to assess what the overall economy is doing. Now, I think one of the interesting things I did see this morning, once again from one of our customers, speaking at a conference, is that the structure of our industry is different in that we have a more consolidated customer base that are much larger. Their finances are in great shape. I mean they are not worried about funding CapEx or dividends. And I think to the extent that sentiment shifts occur, our customers are going to be able to react quickly if they think that’s in their interest. I think that’s a better environment than what we may have seen in the past.
Jack Kasprzak:
And on that point, I mean, it’s a little confounding. Because I think in my opinion anyway, it’s pretty clear, your customers are very healthy. It’s not the kind of situation we had in the ‘02/’03 timeframe . And yet your stock is back down toward levels that it hasn’t seen since that timeframe. What would you say about the possibility of doing a share buyback here?
Steven Nielsen:
Well as we announced, I think it was in August, we have a share repurchase authorization from the board. There’s about $12.2 million remaining on that authorization. As always, we will be evaluating our opportunities to deploy that capital, once we are out of the blackout that’s associated with an earnings release.
Jack Kasprzak:
Could you say, in general the stock in the $12 — $13-range, in your opinion, would that be something that would move up on priority list? Or could you just add a little color maybe?
Steven Nielsen:
Well, I think Jack, the way we have always talked about the share price is -— our charge is to run the business better. And we obviously have some things to do better, and so we are working on that. To the extent that the price of the stock seems to solely reflect the current cash flows of the business and discounts the possibility that a company of our size and track record can’t create future value, then we’ll consider that as we review the share repurchase authorization.
Jack Kasprzak:
Okay. Thanks a lot.
Operator:
Thank you. Our next question is from the line of Simon Leopold from Morgan Keegan. Please go ahead.
Simon Leopold:
Great. Thank you. First out, I wanted to get the housekeeping question in. If you could, as you have in the past, round out your top 10 customers.
Steven Nielsen:
Sure, we would be happy to do that.
Dick Dunn:
Hold on. Okay. Let’s see. Number six, we’ve had Charter at 4.93%. Qwest at 2.5%, Williams Companies at 2.4%, Questar Gas at 1.7%, and Windstream at 1.7%.
Simon Leopold:
Sorry about that. I don’t write as fast as you speak. Now, I just wanted to delve into really two more factors here to try to understand what is going on. One is, if we look at what happened in this quarter, seasonality is normal. We get that. But if we look at Verizon and Comcast stepping down sequentially 18%, AT&T down 6%. I’m assuming the AT&T movement could easily be chocked up to normal seasonality. I wonder if you could give us what a baseline would be, of what you think is normal seasonality and what is not?
Steven Nielsen:
I think Simon, the way to think about that is based on organic growth, both across all the customers and those specific customers. The trend line that we talked about for all of the businesses was also exhibited by our large customers, also. So it wasn’t just seasonality. It was more broad-based than seasonality.
Simon Leopold:
But is there — what is sort of the number you think of as normal seasonality, so we know what the base line is?
Steven Nielsen:
If you recall, we had this discussion last year. Historically, we’ve thought about this quarter, if this helps Simon, as kind of an 11 and a half-week quarter. That there’s about one week and a half-drag, based on the holidays and the weather. I would say that weather was slightly more difficult this year than last. But if you think about that as a kind of a 12% to 15% impact, based on daylight, available workdays, holidays and those kind of things. That’s a normal seasonal rate.

Simon Leopold:
Okay. Now, I know this question is hard, but any quantification would help. It is trying to understand, what percentage of your business within the telecommunications segment -— about the cable guys and tel-cos, what percentage is maintenance-type activity that could be considered deferrable? And what percentage of the business is tied to growth activities, whether it’s installation of voice- over IP or whether is placing concrete pads and fiber for the access upgrades, whether it’s ViOS?
Steven Nielsen:
We will talk about it by customer Simon, and maybe that can help you develop the answer that you are looking for. With AT&T, a substantial portion of the business that we had with them is maintenance. What we’ll talk about is maintenance is not only maintenance construction activities, but our locating business. The Lightspeed Fiber-to-the-Node initiatives, in terms of, as you referenced, the concrete pads and those kind of deployments, we see as picking up now. And that will accelerate into the April and July quarters. It wasn’t all that active around the end of the year. But we see that picking up. And the balance of the business is much more maintenance related. On Verizon, the largest portion of that is ViOS related. But we do a fair amount of engineering and other maintenance services for Verizon. Those were impacted. Then with — on the installation side Simon, it’s difficult for us to split out the impact of the voice-over IP installs. Other than to say, if you looked at our customers’ results, I think results were down slightly for the quarter, compared to where they were for the customers in their third quarters. That would be consistent with us being somewhat flat to slightly down in that business.
Simon Leopold:
But is it fair to — or is there some way to characterize within the cable unit what percentage of your business is tied to the acquisitions of Prince and, I think the other one was Cable Express, versus how much of that cable segment or subsegment, is maintenance related to sort of network activities?
Steven Nielsen:
Well, the bulk of the other activity is related to upgrades, which on an organic basis was actually up year-over-year. The installation activity, as we said of Time Warner, and our comments was steady, it was a little bit down at Comcast. So that year-over-year, it was flat.
Simon Leopold:
And I assume based on the forecast for sales that you have given us, you are assuming these trends, basically the weakness that we have seen in multiple spots, are continuing in the April quarter? Is that correct? Or is there some shifting?
Steven Nielsen:
Well, what we said was, on an organic year-over-year basis at the high end of the range, we show that as essentially flat. At the low end of the range, it’s down 7% — 8%. That’s kind of the way we are bracketing our visibility, given than we’re only partially — we are through February. But this is the quarter that because of seasonality, is always heavily back-end loaded to April.
Simon Leopold:
And would you characterize your forecast as best-guess, conservative? What sort of adjectives would you use around it?
Steven Nielsen:
Could you repeat that again, Simon?
Simon Leopold:
I’m just trying to get a sense of what adjectives you would use to describe your forecast for the April quarter? Would you consider it a conservative forecast, a best-guess forecast? Just trying to get sort of a sense of your confidence level.
Steven Nielsen:
Simon, based on all the data points we have and we’re polling subsidiaries frequently, we are looking at data that in some of our businesses it’s available daily. I mean, this is our best shot at what we see, particularly because it’s hard to characterize the quarter based on something that is seasonally back-end loaded to April.
Simon Leopold:
Great. Well, thank you very much.
Steven Nielsen:
Thanks, Simon.
Operator:
Your next question is from the line of Alex Rygiel of FBR Capital Markets. Please go ahead.
Alex Rygiel:
Thank you. Good morning, gentlemen.
Steven Nielsen:
Good morning.
Alex Rygiel:
Couple questions. Steve, you mentioned that you had lost no service territories with Verizon. But I didn’t hear you mention Texas, and I had thought you had been doing some work in Texas.
Steven Nielsen:
We’ve done some MDU work there. Tim’s here. We may go in and out, but it hasn’t been a significant driver. The states that we listed are our primary focus. We also do some things in California periodically.
Alex Rygiel:
Okay.
Steven Nielsen:
So I think we are okay.
Alex Rygiel:
What percent of your total revenue is from installation?
Steven Nielsen:
Alex, as you know, we haven’t commented on that because it’s hard to separate that out from some of the other services we provide the cable operators. But what we have said is that when we acquired those businesses -— we told you they were about $175 million at the time of acquisition. You can see the growth rates that we had in those businesses last year. So they are larger than when we bought them, even now at reduced levels of activity.
Alex Rygiel:
How many employees do you have working in the installation business?
Steven Nielsen:
Once again, we are not going to start generating individual subsidiary results for competition and others to take a look at. But at the time that we acquired them, it seems to me that we said something on the order of 2,300 or something like that. And the same comments would apply that they’ve grown nicely in both instances since we bought them, although they are stable at the moment.
Alex Rygiel:
Historically revenues increased 13% on average over the last ten years from the second quarter to the third quarter. But your guidance is flat to down, and that is from a depressed January quarter.

Contradicting that, your backlog, on an apples-to-apples basis — coming from Verizon, your backlog is flat to up. What’s the disconnect?
Steven Nielsen:
The disconnect is once again, we talked about that the January quarter was weak in January, and actually pretty robust in November and December. And so on an organic basis, as we said, we were solidly double digits in November, high single digits in December, and then down slightly single digits. So what we are really saying is on an organic basis, year-over-year, we are going to be flat. But for the last quarter, year-over-year, we were up 9%. And so that’s where the traditional 10% to 15% went, was the downshifting in the organic growth rate.
Alex Rygiel:
And one last question, was there any abnormal profit contribution or lack of contribution from your locating business or your gas pipeline work in this January quarter?
Steven Nielsen:
There wasn’t anything abnormal so to speak. Other than as you can imagine, weather has an impact in January when you build pipelines. And the locate business, we did take through somewhere between $900,000 and $1.0 million of professional expenses, associated with the settlement mediation for our wage-and-hour litigation. So there was a significant drag. And just to put that in context, over the last five quarters, the drag from that litigation is approaching $4.0 million that we’re happy to be saying will be going away.
Alex Rygiel:
And unfortunately I do have one more question. What is your methodology for calculating backlog, particularly as it relates to your MSA’s?
Steven Nielsen:
What we have always done on backlog is to take the trailing 12 months of activity, and develop a monthly run-rate, and apply that through the balance of the contract, giving no effect for anything other than contract — no effect for price increases and not making adjustments for activity levels in any of the out years. We just take the last 12 months and take it forward.
Alex Rygiel:
So theoretically, if residential housing construction activity is down 20%-25% year-over-year. That somewhat impacts your MSA work. Your MSA’s included in backlog, is overstating your backlog on a go-forward basis?
Steven Nielsen:
I wouldn’t characterize it as an overstatement, because we also are securing price increases that we don’t put in. We have a methodology. It’s been consistently applied. On the margin, it may lag directional changes. But over the long period of time, it’s been pretty accurate as to what actually gets realized over the term of the contract.
Alex Rygiel:
Great. Thank you.
Operator:
Thank you. And there are no further questions.
Steven Nielsen:
Okay. With that, we thank everybody for your time and attention and participation on the call. Thank you.
Operator:
Thank you. Ladies and gentlemen, that does conclude our conference for today. Thank you for using AT&T executive teleconference. You may now disconnect.